Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS NAMES KEVIN LONGE AS CHIEF EXECUTIVE OFFICER DESIGNATE;

LONGE TO SUCCEED RETIRING CEO YVON CARIOU

BOULDER, Colo. — October 10, 2012 — The board of directors of Dynamic Materials Corporation (DMC) (Nasdaq: BOOM) today announced Kevin Longe will assume the positions of president and chief executive officer effective March 1, 2013.  Longe, 53, joined the Company in July as executive vice president, chief operating officer and director; and will succeed Yvon Cariou, who will retire after serving as president and CEO since 2000.

“After an exhaustive review of prospective candidates, we recently appointed Kevin to our executive team as an initial step in a succession program we commenced nearly two years ago,” said Dean Allen, chairman.  “We have been extremely impressed with his leadership skills, his rapid assimilation of our three operating segments and the opportunistic view he has taken of DMC’s future.”

Cariou, 66, added, “Kevin’s extensive professional background, his understanding of our markets and his enthusiasm for the future of DMC have given me great confidence in our selection.  I have thoroughly enjoyed our collaborative approach to advancing this process, and look forward to working closely with Kevin to complete the transition during the coming months.”

Longe said, “After immersing myself in DMC’s operations during the past several months, I have gained a true appreciation for the Company’s business segments, the talent of the management team and workforce, and the opportunities that exist for future growth.

“I have worked closely with Yvon and the rest of the management team at honing and solidifying the Company’s go-forward strategy, which includes strengthening our presence in Asia, commercializing new industrial clad-plate applications, completing our new shaped charge production facilities in Russia and the United States, and continuing the geographic expansion of our Oilfield Products segment.”

Longe added, “Under Yvon’s direction, DMC has grown from a small, domestic, specialized manufacturing business into a global company with diverse streams of revenue and a dominant position in the explosion welding industry.  DMC now represents an ideal platform from which I’m confident our team can expand our industrial product and service offering, particularly for technical niche businesses in global energy and infrastructure markets.  I look forward to working with management, the Board of Directors and DMC’s workforce to capitalize on the Company’s extraordinary potential.”

As reported when Longe was hired in July, he joined DMC with an extensive background managing and growing international industrial businesses.  He previously was a vice president and general manager of Sonoco Inc.’s $600 million Protective Packaging division, and also served as president of Sonoco’s ThermoSafe Brands business, where he had operational oversight of eight manufacturing centers in the United States, Europe and Asia.

During a six-year tenure with NYSE-listed Lydall, Inc., Longe served as president of three separate operating divisions. He joined DMC with extensive knowledge of the Company’s targeted markets in Asia, which he acquired while residing in China and other Asian regions as corporate vice president and board member of Evapco, Inc.

Cariou joined DMC as president and CEO in November 2000.  That year, DMC’s production facilities and customer base were concentrated in the United States, and the Company reported revenue of $24.3 million and a net loss of $1.7 million.  Today, DMC has operating facilities in France, Germany, Canada, Russia and the United States, and serves a global network of customers across a broad spectrum of industrial processing and energy-related end markets.  In fiscal 2011, DMC reported revenue of $208.9 million and net income of $12.5 million.

Chairman Allen said, “We are extremely pleased Yvon has agreed to remain on the board of directors following his retirement, and look forward to his continued strategic contributions.”

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation serves a global network of customers in the energy, industrials and infrastructure markets through two core business segments — Explosive Metalworking and Oilfield Products — as well as a specialized industrial service provider, AMK Welding. The Explosive Metalworking segment is the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors. Oilfield Products is an international manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells.  AMK Welding utilizes various specialized technologies to weld components for use in power-generation turbines, and commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including those regarding our global growth initiatives and the prospects we are pursuing at each of our three business segments.  These risks and uncertainties include, but are not limited to, the following: our ability to complete our new facilities in Russia and the United States successfully and on schedule, our ability to establish our planned presence in Asia, our ability to realize sales from our backlog, our ability to obtain new contracts at attractive prices, the size and timing of customer orders and shipments, fluctuations in customer demand, our ability to successfully execute upon product commercialization and international growth opportunities, fluctuations in foreign currencies, changes to customer orders, the cyclicality of our business, competitive factors, the timely completion of contracts, the timing and size of expenditures, the timing and price of metal and other raw materials, the adequacy of local labor supplies at our facilities, current or future limits on manufacturing capacity at our various operations, the availability and cost of funds, and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2011.

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